NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 5, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 22, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger bewtween Nuveen Equity Premium Advantage Fund and Nuveen NASDAQ 100 Dynamic Overwrite Fund became effective before the open of trading on December 22, 2014. Each Common Share of Beneficial Interest of Nuveen Equity Premium Advantage Fund was exchanged for 0.70225331 of a Common Share of Beneficial Interest of (New) Nuveen NASDAQ 100 Dynamic Overwrite Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 22, 2014.